Titan International, Inc. elects officers

Quincy, IL. - May 20, 2005 - The Board of Directors of Titan International, Inc. (NYSE: TWI) elected officers at their meeting May 19, 2005. Maurice M. Taylor Jr. was elected chairman and CEO. Erwin H. Billig was elected vice chairman. Kent W. Hackamack was elected vice president of finance and treasurer and Cheri T. Holley was elected vice president and secretary.

“The Board thanks Mr. Billig for his dedication and service as Titan’s Chairman during the last 10 years,” stated Taylor. “I personally would like to thank him for all of the time, effort and guidance given to me and the company and I know this will continue in his role as vice chairman.”

At the Annual Meeting of Stockholders held in Quincy, Illinois, on May 19, 2005, Richard M. Cashin Jr., Albert J. Febbo and Mitchell I. Quain were elected by the stockholders to serve as directors for three-year terms. Stockholders also approved the Titan International, Inc. 2005 Equity Incentive Plan and PricewaterhouseCoopers LLP was ratified as the independent registered public accounting firm for 2005.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Contact: Lisa Ross
Communications Coordinator
(217) 221-4489